Exhibit 21

Subsidiaries of the Registrant

Registrant: Fortune Oil & Gas, Inc., a Nevada corporation.

Fortune Pacific Management Ltd., a British Columbia, Canada company, is a wholly owned, first tier subsidiary of the Registrant.

Fortune Ship Management Ltd., a Malta company, is a majority owned first tier subsidiary of the Registrant owned jointly by Registrant and Fortune Pacific Management Ltd.

Indo-Pacific Oil & Gas, Inc., a British West Indies company, is a wholly owned, first tier subsidiary of the Registrant.

Indo-Pacific Resources (Java) Ltd., a Barbados company, is a second tier subsidiary, wholly owned by Indo-Pacific Oil & Gas, Inc.